EXHIBIT 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated June 7, 2004, is entered into as of April 2, 2004 by and between Stephen Ruzika, residing at Stephen Ruzika, residing at 336 Key Palm, Boca Raton, Florida (“Employee”), and Devcon International Corp., a Florida corporation, with offices at 1350 E. Newport Centre Drive, Suite 201, Deerfield Beach, Florida 33442 (the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in several lines of business including the heavy construction, aggregate materials and cement business and the Company desires to enter the electronic security services business; and

WHEREAS, the Employee has a great deal of knowledge, experience and expertise in the electronic security services industry; and

WHEREAS, the Company and Employee are willing to commence an employment relationship, on the terms, conditions and covenants set forth in this Agreement; and

WHEREAS, the Company and Employee entered into that certain Employment Agreement as of April 2, 2004 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to effect certain amendments and restate such Employment Agreement;

NOW, THEREFORE, in consideration of Employee’s commencement of employment with the Company, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Company and Employee hereby acknowledge, Employee and the Company agree, as follows:

1. Position. Employee agrees to employment with the Company, and the Company hereby employs Employee, in the position of Executive Vice President of the Company and President of the electronic security services division of the Company. Employee further agrees to faithfully and diligently perform the job duties and to carry out the responsibilities of that position and such other duties and responsibilities traditionally associated with such position as determined by the Board of Directors of the Company from time to time.

2. Employee’s Effort. Employee shall faithfully and diligently perform his duties in the capacity as an employee and in such capacity shall spend his full working time and best efforts, skill and attention to his position and to the business and interests of the Company. The Company and Employee each expressly acknowledges that Employee has private investments in businesses that are unrelated to the business of the Company and that the time that the Employee devotes to such investments shall not interfere with his duties to the Company pursuant to this Agreement.

3. Salary.

(a) The Company shall pay Employee (i) base compensation (the “Salary”) for services rendered in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (which base compensation may be increased by the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion), and (ii) annual bonus, if any, as may be determined by the Committee, in its sole discretion. The Committee shall annually review Employee’s Salary for adjustment when appropriate.

(b) The Employee will be entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits of the Company and which are available to the other similarly situated executives of the Company, on the terms and at the level of participation determined by the Committee. Options granted pursuant to such plans shall vest in equal annual installments from the time of grant until the Expiration Date (as defined herein).

4. Benefits.

(a) The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule (including the Company’s policy for allowing personal holidays) for the coming year and the Employee shall be entitled to take advantage of each such holiday in accordance with the Company’s policies. (b) Employee shall be entitled to twenty-five (25) paid vacation days each calendar year, to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may not be carried forward into any succeeding calendar year..

(c) Employee shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors of the Company.

(d) During the term of employment hereunder, the Employee shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

(e) Employee shall be entitled to participate in any pension or profit sharing plan, incentive stock option plan or any other type of plan adopted by Company for the benefit of its officers and/or regular employees pursuant to the terms of such plans. As part of this participation, immediately upon the Effective Date, the Company shall grant to Employee options to purchase 50,000 shares of the Company’s common stock, par value $0.10, at an exercise price equal to $9.00 per share.

(f) During the term of this Agreement, the Company shall provide the Employee with a non-accountable automobile allowance of nine hundred dollars ($900) per month. The Employee shall be responsible for all insurance, lease and other similar expenses incurred by the Employee by reason of the use of such automobile. The Company shall be responsible for all costs of gasoline, oil, repairs, maintenance, and other similar expenses incurred by the Employee by reason of the use of such automobile for Company business from time to time. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

(g) Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee’s duties. Employee will maintain records and written receipt as required by the Company policy and reasonably requested by the Chief Executive Officer of the Company to substantiate such expenses.

5. Effective Date; Term; Termination. Notwithstanding anything stated herein to the contrary, this Agreement shall not be of any legal force and effect unless, and the effective date (the “Effective Date”) of this Agreement shall be the date on which, the Company consummates the transactions contemplated by that certain Purchase Agreement, dated as of April 2, 2004, by and between the Company and Coconut Palm Capital Investors I, Ltd (the “Closing Date”). This Agreement and the status and obligations of Employee thereunder as an employee of the Company (except as provided for below) shall cease and terminate effective upon the close of business on the third anniversary of the Closing Date (the “Expiration Date”) unless earlier terminated pursuant to this Section 5 or further extended by the parties hereto in writing in a separate instrument provided to the other party no later than sixty (60) days prior to the applicable Expiration Date; provided, however, that upon such date said termination shall not affect any rights that may have been specifically granted to Employee by the Board of Directors of the Company or a designated committee thereof pursuant to any of the Company’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) or any other employee benefit plans sponsored by the Company, it being understood that no such rights are granted hereunder and that the Employee’s participation in such plans shall cease as of the date of said termination. In addition, notwithstanding the expiry or termination of this Agreement pursuant to this Section 5 or otherwise, The Company’s and the Employee’s rights and obligations under Sections 7 through 12 inclusive of this Agreement shall survive such termination or expiration of this Agreement in accordance with the terms of such Sections.

(a) Termination with Notice by Either Party. The Company or Employee may terminate this Agreement for any reason or no reason upon sixty (60) days prior written notice to the other. If the Company terminates the employment of Employee without Good Cause (as herein defined), the Company fails to renew this Agreement as provided in Section 5 without Good Cause, the Employee terminates his employment with Good Cause (as herein defined) or the Employee fails to renew this Agreement as provided in Section 5, the Company shall pay Employee severance compensation calculated at the rate of Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policy (or the cash equivalent) for twenty-four (24) months, payable in the manner and at such times as the Salary otherwise would have been payable to the Employee hereunder were Employee to continue to be employed by the Company. If the Company terminates the employment of Employee with Good Cause, the Company fails to renew this Agreement as provided in Section 5 with Good Cause, or Employee terminates his employment with the Company hereunder as provided in this Section 5(a), the Company shall not be under any obligation to pay Employee, and Employee shall not be entitled to, any such severance compensation.

(b) Termination for Good Cause by Company. In the case of the Company terminating this Agreement, “Good Cause” means any one or more of the following:

(1) a material breach or material default by Employee of the material terms of this Agreement (except any such breach or default which is caused by the physical disability or death of Employee) which remains uncured after twenty (20) days following Employee’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

(2) gross negligence or willful misfeasance by Employee or the breach of fiduciary duty by Employee (if affirmatively determined by the Board of Directors of the Company) in the performance of his duties as an employee hereunder;

(3) the commission by Employee of an act of fraud, misappropriateion of funds, breach of trust, embezzlement or any other crime in connection with Employee’s duties;

(4) conviction of Employee of a felony or any crime which involves dishonesty or a breach of trust;

(5) the Employee shall be unable, or fail, to perform the essential functions of his/her position, with or without reasonable accommodation, for any period of six months or more to the extent termination for such disability is in accordance with applicable law; or

(6) the death of the Employee.

In the event of a termination for Good Cause, the Company will pay Employee the Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination. Any good faith determination by the Board of Directors of the Company of Good Cause shall be binding and conclusive on all interested parties. Upon the termination of Employee’s employment with the Company due to death or disability as set forth in Sections 5(b)(5) and 5(b)(6) above, the Employee shall be entitiled to retain all options that have been granted to Employee and have vested as of the date of such termination for the duration allowed under applicable law and the Company’s stock option plan.

(c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, “Good Cause” means any one or more of the following:

(1) there shall be a continuing material breach or continuing material default by the Company of the material terms of this Agreement which remains uncured after twenty (20) days following the Company’s receipt from the Employee of written notice specifying such breach or default;

(2) if Employee shall no longer hold the position of Executive Vice President of the Company and President of the Electronic Security Services division of the Company with duties and responsibilities consistent with such positions unless there is Good Cause for the removal of Employee from such position; or

(3) a reduction in Salary.

6. Change in Control and Other Grounds Entitling Employee to Terminate. “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves the electronic security services industry or is procured, directly or indirectly, by the Employee, Richard C. Rochon, Mario B. Ferrari, or Coconut Palm Capital Investors I, Ltd. or any affiliate thereof.

Upon a Change in Control, 100% of all unvested stock options and/or restricted shares held by Employee shall immediately vest.

Further, if Employee elects to terminate his employment hereunder with Good Cause (as defined in Section 5(c)) because any of the scenarios constituting such Good Cause occurs within one (1) year of a Change in Control then Employee shall be entitled to the severance payments provided for in Section 5(a).

Nothing stated in this Section 6 shall operate to reduce or eliminate the severance obligations of the Company to the Employee pursuant to Section 5(a) to the extent the Company terminates the employment of Employee without Good Cause whether in connection with a Change in Control or otherwise.

7. Confidentiality. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not divulge, communicate, disclose use to the deteriment of the Company or for the benefit of any other person or persons, misuse in any way, or make any use of except for the benefit of the Company, at any time either during the term of this Agreement or at any time thereafter, any Confidential Information (as defined herein). For purposes of this Agreement, “Confidential Information” means information disclosed to the Employee or known by the Employee as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally or publicly known, about the Company or its business, including, without limitation, trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services, including information expressly deemed to be confidential by the Company. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties hereunder. The terms of this paragraph shall survive termination of this Agreement. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information (and the term “Confidential Information” shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Employee in breach of the terms hereof, (b) is disseminated by the Company or any of its affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Employee, (d) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process, or (e) is within Employee’s knowledge, experience and expertise in the Electronic Security Services industry that he possessed at the time of this Agreement; provided that such knowledge, experience and expertise shall not be used in violation of the restrictive covenants set forth in Sections 9 through 11 hereof.

8. Return of Confidential Material. Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

9. Competition. Employee will not do any of the following, either directly or indirectly, during Employee’s employment with the Company and, during the Applicable Non-Competition Period (as herein defined), anywhere in the United States. In the event that Employee improperly competes with the Company in violation of this Section, the period during which he engages in such competition shall not be counted in determining the Applicable Non-Competition Period:

(a)	For purposes of this Agreement, “Competitive Activity” shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the electronic security services business.

(b)	For purposes of this Agreement, “Applicable Non-Competition Period” shall equal (i) two (2) years after Employee’s cessation of employment with the Company in the event the Company terminates the employment of Employee without Good Cause, the Company fails to renew this Agreement as provided in Section 5 without Good Cause, the Employee terminates his employment with the Company with Good Cause or Employee fails to renew this Agreement as provided in Section 5, but only to the extent the Company complies with its obligation to pay the 24-month severance payments required by Section 5(a) hereunder to Employee and (ii) three (3) years after Employee’s cessation of employment with the Company in the event the Company terminates the employment of Employee with Good Cause, the Company fails to renew this Agreement as provided in Section 5 with Good Cause, or Employee terminates his employment with the Company hereunder without Good Cause as provided in this Section 5(a).

(c)	Employee shall not, directly or indirectly, own any interest in, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or business any company or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in Competitive Activity; provided that such provision shall not apply to the Employee’s ownership of securities of the Company or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

(d)	Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or perform services in connection with any Competitive Activity for any prior or current customers of the Company;

(d)	Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or attempt to solicit for employment or employ or attempt to employ any then current employees or former employees employed by the Company without the Company’s consent, as applicable, unless such employee or former employee has not been employed by the Company for a period in excess of six months; or

(e)	Employee shall not make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of the Employee’s duties under this Agreement.

Employee and the Company agree that the phrase “Employee’s cessation of employment with the Company” as used in this Agreement, refers to any separation from his employment at the Company either voluntarily by Employee pursuant to Section 5(a) or involuntarily by the Company pursuant to Section 5(b).

10. Other Obligations.

(a) Employee acknowledges that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company made during the course of work thereunder or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

(b) All of Employee’s obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject that are generally applicable to the similarly situated executives of the Company.

(c) The Company agrees that it shall provide and enter into with Employee the Company’s standard form of indemnification agreement providing indemnification of and liability insurance for Employee to the same extent that it provides indemnification of and liability insurance for its other senior executives and members of the Company’s Board of Directors.

11. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

12. Other Provisions Relating to Restrictive Covenants.

(a) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(b) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee’s employment hereunder or on the Company’s request at any time.

(c) Definition of Company. Solely for purposes of Sections 7 through 12, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

(d) Acknowledgment by the Employee. The Employee acknowledges and confirms that (a) the restrictive covenants contained in Sections 7 through 12 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 7 through 12 (including without limitation the length of the term of such provisions) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in these Sections 7 through 12 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of these Sections 7 through 12. The Employee further acknowledges that the restrictions contained in these Sections 7 through 12 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

(e) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of these Sections 7 through 12 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of these Sections 7 through 12 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(f) Extension of Time. If the Employee shall be in violation of any provision of these Sections 7 through 12, then each time limitation set forth in these Sections 7 through 12 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in these Sections 7 through 12 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

(g) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Sections 7 through 12 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 7 through 12 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

(h) Survival. The provisions of these Sections 7 through 12 shall survive the termination of the term of employment hereunder or expiration of the term of this Agreement.

13. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

14. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof. Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

15. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

16. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

17. Governing Law. This Agreement shall be governed by the laws of the State of Florida except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

18. Counterparts. This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

19. No Waiver. No waiver by either party hereto of any breach of this Agreement by the other party hereto shall constitute a waiver of any subsequent breach.

20. Notice. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

21 Arbitration.

21.1 Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Employee’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Miami-Dade County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 21. Except as set forth below with respect to Section 12 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 21 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Sections 7 through 12of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Employee and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

21.2 Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

21.3. Effect of Arbitrator’s Decision: Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne by the non-prevailing party.

22. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Employee for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board of Directors, be deferred and become payable at such time or times as the Board of Directors determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code.

23. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity which is a wholly-owned subsidiary of the Company or with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

24. Waiver of Jury Trial. The Employee hereby knowingly, voluntarily and intentionally waives any right that the Employee may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

25. Ownership of Security Equipment Company, Inc. Notwithstanding anything stated herein to the contrary, Employee shall not be deemed to be in breach of any covenant stated herein by virtue of his direct or indirect ownership or other affiliation of Security Equipment Company, Inc.;provided that, Employee divest himself of such ownership and affiliation within ninety (90) days after the Effective Date.

26. No Further Amendments. Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

[Signatures on following page]

The undersigned have executed this Agreement as of the date first forth above.

DEVCON INTERNATIONAL CORP.

By:	/s/ Donald L. Smith, Jr.
Name:	Donald L. Smith, Jr.
Title:	Chairman, President and CEO

/s/ Stephen Ruzika
Stephen Ruzika

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]